Exhibit 8.1

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 9, 2022	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Summit Hotel Properties, Inc.

13215 Bee Cave Parkway, Suite B-300
Austin, Texas 78738

Re: Summit Hotel Properties, Inc.

To the addressee set forth above:

We have acted as special tax counsel to Summit Hotel Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing on the date hereof of a registration statement on Form S-3 (such registration statement, together with all exhibits thereto and the documents incorporated by reference therein, including the prospectus included therein, the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the securities set forth in the prospectus contained in the Registration Statement.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”). This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of the Company and its subsidiaries as set forth in the Registration Statement. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on your representation that the facts, statements, representations, and covenants presented in the above referenced documents and the Officer’s Certificate, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

May 9, 2022 Page 2

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts and subject to the qualifications, representations, assumptions and limitations set forth herein and in the Registration Statement, it is our opinion that:

1.	Commencing with the Company’s taxable year ended December 31, 2018, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code (“Code”), and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificate may affect the conclusions stated herein. In addition, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which will not be reviewed by Latham & Watkins LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

May 9, 2022 Page 3

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion, provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the captions “U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP